Exhibit 99.1

OCONEE FEDERAL FINANCIAL CORP. ANNOUNCES THREE AND SIX MONTH FINANCIAL RESULTS

Seneca, South Carolina (January 31, 2013) — Oconee Federal Financial Corp. (Nasdaq: OFED) (the “Company”), is the holding company for Oconee Federal Savings and Loan Association (the “Association”), today announced net income of $1.1 million or $0.18 per diluted share for the three months ended December 31, 2012, compared to net income of $901,000, or $0.15 per diluted share, for the three months ended December 31, 2011.  The Company had net income of $2.1 million, or $0.34 per diluted share, for the six months ended December 31, 2012, compared to net income of $1.9 million, or $0.31 per diluted share for the same period in 2011.

2013 Three and Six Months Ended Highlights:

•                  Continued strong asset quality metrics such as low nonperforming loans to total loans and nonperforming assets to total assets

•                  Decline of $379,000, or 44.4% of our real estate owned

•                  Decline in our provision for real estate owned and other related expenses of $177,000 and $283,000 for the three and six months ended December 31, 2012, respectively

•                  Quarterly dividends of $.10 per share of common stock declared during both the three months ended September 30, 2012 and December 31, 2012

•                  Repurchased 163,200 shares of common stock

“Despite the low interest rate environment, we continue to realize strong net interest spreads and interest rate margins on our interest earning assets,” stated T. Rhett Evatt, President and Chief Executive Officer. “Our business continues to provide favorable results as we focus our lending efforts on one-to-four family residential mortgages in our market areas.  We work hard to provide superior customer service and to build long-term customer relationships, and we continue to adhere to our conservative underwriting policies, which we believe are the primary reason for our solid asset quality metrics.”

Interest income decreased to $3.5 million for the three months ended December 31, 2012 from $3.9 million for the three months ended December 31, 2011.  The decrease was primarily the result of a decrease in the average yield on interest earning assets to 3.81% for the three months ended December 31, 2012 from 4.20% for the three months ended December 31, 2011, which offset the increase in the balance of our average interest-earning to $366.9 million from $364.9 for the same periods.  Interest expense decreased to $568,000 for the three months ended December 31, 2012 from $842,000 for the three months ended December 31, 2011.  The decrease reflected a decrease in the average rate paid on deposits in the three months ended December 31, 2012 to 0.78% from 1.15% in the three months ended December 31, 2011 and a decrease in the average balances of deposits of $2.4 million, or 0.82%, to $287.1 million for the three months ended December 31, 2012 from $289.4 million for the three months ended December 31, 2011.

Net interest income was $2.9 million for the three months ended December 31, 2012 compared to $3.0 million for the same period 2011.  Net interest margin for second quarter 2012 was 3.20%, down 9 basis points from 3.29% for the second quarter 2011. This decrease reflected both a 16 basis-point decrease in the average yield earned on the loan portfolio and a 26 basis-point decrease on the average yield earned on the investment portfolio.  These decreases in average yields on loans and investments were partially offset by a 37 basis-point decline in the average rate paid on interest bearing deposits. The decrease in the net interest margin for the three months ended December 31, 2012 as compared to the same period in 2011 is due to the continuing low interest rate environment.

Interest income decreased to $7.2 million for the six months ended December 31, 2012 from $7.7 million for the six months ended December 31, 2011.  The decrease was primarily the result of a decrease in the average yield on interest earning assets to 3.87% for the six months ended December 31, 2012 from 4.21% for the six months ended December 31, 2011, which offset the increase in the average balance of interest-earning assets to $367.7 million from $364.4 million for the same periods.  Interest expense decreased to $1.2 million for the six months ended December 31, 2012 from $1.8 million for the six months ended December 31, 2011.  The decrease reflected a decrease in the average rate paid on deposits in the six months ended December 31, 2012 to 0.82% from 1.23% in the six months ended December 31, 2011 and a decrease in the average balances of deposits of $440,000, or 0.15%, to $288.3 million for the six months ended December 31, 2012 from $288.7 million for the six months ended December 31, 2011.

Net interest income was $6.0 million for the six months ended December 31, 2012 compared to $5.9 million for the same period 2011.  Net interest margin for the six months ended December 31, 2012 was 3.23%, down 1 basis-point from 3.24% for the six months ended December 31, 2011.  This result reflected both a 12 basis-point decrease in the average yield earned on the loan portfolio and an 18 basis-point decrease on the average yield earned on the investment portfolio.  These decreases in average yields on loans and investments were more than offset by a 41 basis-point decline in the average rate paid on interest bearing deposits. The decrease in the net interest margin for the six months ended December 31, 2012 as compared to the same period in 2011 is due to the continuing low interest rate environment.

Noninterest income for the three month and six months ended December 31, 2012 decreased by $9,000 and $16,000, respectively.  The decrease for the three month period was primarily related to a decrease in the gain on sales of real estate owned of $25,000 from the same period in 2011, which is the result of the decreased level of foreclosed real estate properties.  This decrease was partially offset by an increase of $14,000 on gains on sales of securities compared to the same period in 2011.  The $16,000 decrease for the six months ended December 31, 2012 was primarily attributed to a decrease of $53,000 in gain on sales of securities from the same period in 2011, which was partially offset by an increase in gain on sales of real estate owned.

Non-interest expense for the three and six months ended December 31, 2012 decreased by $202,000 and $296,000, respectively.  The decreases are primarily reflective of the decrease in our provision for real estate owned and related expenses of $177,000 and $283,000 for the three and six months ended December 31, 2012, respectively, over the same periods in 2011.  The decrease in these expenses is a reflection of the continued decline in foreclosed real estate assets due to improving credit quality in our loan portfolio and slight improvements in residential real estate values.  With a decline in the level of our foreclosed properties, our costs to maintain those properties have declined.  We also experienced decreases in data processing, professional and supervisory, and office expenses for both the three and six months ended December 31, 2012 from the same period in 2011.

We recorded a negative provision for loan losses of $64,000 for the three months ended December 31, 2012, compared to a provision of $114,000 for the three months ended December 31, 2011.  Net charge-offs for the three months ended December 31, 2012 were $0 compared to $101,000 for the three months ended December 31, 2011.  The provision for loan losses for the six months ended December 31, 2012 was $76,000 compared to a provision of $142,000 for the six months ended December 31, 2011.  Net charge-offs for the six months ended December 31, 2012 were $67,000 compared to $155,000 for the six months ended December 31, 2011.  The decrease in our provision and net charge offs is reflective of the continued improvement of our loan portfolio and the overall decline in gross loans.  Total gross loans have decreased to $235.4 million at December 31, 2012 from $252.2 million at June 30, 2012 and $260.0 million at December 31, 2011.

Our asset quality metrics remain strong.  Non-performing loans as a percent of total loans increased slightly to 1.15% at December 31, 2012 from 0.91% at June 30, 2012.  Our allowance for loan losses as a percentage of total loans was 0.37% at December 31, 2012 compared to 0.34% at June 30, 2012, and our allowance for loan losses as a percentage of nonperforming loans at December 31, 2012 was 32.1% compared to 37.23% at June 30, 2012.

Our total assets decreased $2.8 million, or 0.75%, to $374.9 million at December 31, 2012 from $377.8 million at June 30, 2012.  A substantial portion of this decrease was related to a decrease in net loans of $16.6 million, or 6.7%, offset partially by an increase in securities available-for-sale of $12.3 million, or 19.1%, and an increase in total cash and cash equivalents of $2.5 million, or 5.2%.  Funds from loan repayments and payoffs were used, to some extent, to purchase high-quality investment securities, which we have classified as available-for-sale.  The continued decline in outstanding loans is the result of the continued decline of loan demand in our market area.  The decline in total assets is also reflective of a decline in total deposits of $1.9 million, or 0.66% and the repurchase of 163,200 shares of common stock for $2.5 million.  Total equity equaled $81.8 million at December 31, 2012, compared to $83.0 million at June 30, 2012.  The decrease of $1.2 million was primarily related to the repurchase of common shares for $2.5 million and the payment of dividends of $1.2 million, offset partially by net income of $2.1 million and other comprehensive income of $201,000.

Cash Dividend Declared

The Company’s Board of Directors declared $0.10 per share cash dividends on its common stock on July 26 and October 25, 2012.  Dividends were paid to stockholders of record as of August 9 and November 8, 2012, respectively.  Dividend payments totaling $825,000 were also made to Oconee Federal, MHC, which owned 4,127,040 of the shares outstanding at each of those dates.  Total dividends paid for the six months ended December 31, 2012 were $1.2 million.

Stock Repurchase Program

During the three months ended December 31, 2012, the Company repurchased 163,200 shares of its common stock at a purchase price of $15.54 per share pursuant to the Company’s authorized stock repurchase program, approved by the Board of Directors on December 20, 2012.  Under this program, the Company intends to purchase up to $1,000,000 of shares of its issued and outstanding common stock.  The timing of the purchases will depend on certain factors, including but not limited to, market conditions and prices, available funds and alternative uses of capital.

In connection with the December 20, 2012 stock repurchase program, the Board of Directors of the Company terminated the Company’s existing stock repurchase program, which had authorized the Company to purchase up to 125,000 shares of its issued and outstanding common stock. The Company had previously purchased a total of 124,649 shares of its common stock at a weighted average price of $15.24 per share under the existing stock repurchase program.

About Oconee Federal

Oconee Federal Financial Corp. (NASDAQ Capital Market: OFED) is the holding company of Oconee Federal Savings and Loan Association.  Oconee Federal Savings and Loan Association is a federally chartered savings and loan association founded in 1924 and headquartered in Seneca, South Carolina.  Oconee Federal Savings and Loan Association is a community oriented financial institution operating four full-service branch locations in Oconee County, South Carolina.  The Association had total assets of $374.2 million and total deposits of $299.1 million as of December 31, 2012.

Safe-Harbor

This release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that are based on current expectations, estimates and projections about the Company’s and the Association’s industry, and management’s beliefs and assumptions. Words such as anticipates, expects, intends, plans, believes, estimates and variations of such words and expressions are intended to identify forward-looking statements. Such statements are not guarantees of future performance and are subject to certain risks, uncertainties and assumptions that are difficult to forecast. Therefore, actual results may differ materially from those expressed or forecast in such forward-looking statements. The Company and Association undertake no obligation to update publicly any forward-looking statements, whether as a result of new information or otherwise.

Investor/Media Contact:

Curtis T. Evatt

Chief Financial Officer

Oconee Federal Financial Corp.

201 East North Second Street

Seneca, South Carolina

864-882-2765

Oconee Federal Financial Corp.

Selected Financial Information

	December 31,	June 30,
	2012	2012
	(Dollars in thousands)
	(Unaudited)
Financial condition data:
Total assets	$374,921	$377,753
Investment securities	85,181	73,273
Loans receivable, net	233,184	249,832
Deposits	291,418	293,368
Total equity	81,830	82,984

	(Unaudited)
Condition ratios:
Total equity to total assets	21.83%	21.97%

Total capital to risk weighted assets	43.98%	45.25%
Tier I capital to risk weighted assets	44.44	44.74
Tier I capital to adjusted total assets	18.89	19.94

Total nonperforming loans to total loans	1.15%	0.91%
Total nonperforming assets to total assets	0.85	0.84
Total nonperforming assets to loans and real estate owned	1.35	1.25
Allowance for loan losses as a percentage of total loans	0.37	0.34
Allowance for loan losses as a percentage of nonperforming loans	32.10	37.23

	For the Three Months Ended				For the Six Months Ended
	December 31,		December 31,		December 31,		December 31,
	2012		2011		2012		2011
	(Dollars in thousands, except per share amounts)
	(Unaudited)
Operating data:
Interest and dividend income	$3,527		$3,867		$7,182		$7,738
Interest expense	568		842		1,193		1,788
Net interest income	2,959		3,025		5,989		5,950
Provision for loan losses	(64)		114		76		142
Non-interest income	52		61		136		152
Non-interest expenses	1,312		1,514		2,601		2,897
Income before income taxes	1,763		1,458		3,448		3,063
Income taxes	656		557		1,326		1,187
Net income	$1,107		$901		$2,122		$1,876

Basic net income per share	$0.18		$0.15		$0.35		$0.31
Diluted net income per share	$0.18		$0.15		$0.34		$0.31
Dividends declared per share	$0.10		$0.10		$0.20		$0.10

	(Unaudited)
Performance ratios:
Return on average assets	1.17%		0.95%		1.12%		0.99%
Return on average equity	5.33		4.39		5.10		4.61
Interest rate spread	3.03		3.05		3.05		2.98
Net interest margin	3.20		3.29		3.23		3.24
Average interest-earning assets to average interest-bearing liabilities	1.28	x	1.26	x	1.28	x	1.26	x